Kronos Worldwide, Inc.                    Contact:   Gregory M. Swalwell
Three Lincoln Centre                                 Vice President, Finance and
5430 LBJ Freeway, Suite 1700                             Chief Financial Officer
Dallas, TX  75240-2697                               (972) 233-1700
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News Release
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FOR IMMEDIATE RELEASE

[LOGO GOES HERE]

                 KRONOS WORLDWIDE REPORTS FOURTH QUARTER RESULTS

DALLAS, TEXAS...March 30, 2005...Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the fourth quarter of 2004 of $10.2 million, or $.21 per diluted share, compared with net income of $13.1 million, or $.27 per diluted share, in the fourth quarter of 2003. For the full year 2004, Kronos reported net income of $314.9 million, or $6.43 per diluted share, compared with net income of $87.5 million, or $1.79 per diluted share, for the full year 2003. The increase in net income in 2004 is primarily due to certain income tax benefits, as described herein.

Sales of $283.5 million in the fourth quarter of 2004 were $37.8 million, or 15%, higher than the fourth quarter of 2003 due to the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $14 million, and higher average TiO2 selling prices and sales volumes. Sales increased $120.4 million, or 12%, to $1.1 billion for the full year 2004 as compared to the full year 2003 as the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $60 million, and higher TiO2 sales volumes more than offset the impact of lower average TiO2 selling prices for the full year 2004.

The Company's average selling prices in billing currencies (which excludes the effects of fluctuations in the value of the U.S. dollar relative to other currencies) were 3% higher in the fourth quarter of 2004 as compared to the fourth quarter of 2003, and were 2% lower for the full year. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the respective periods, the Company's average selling prices in the fourth quarter of 2004 were 8% higher than the fourth quarter of 2003, and 4% higher for the year. Reflecting the partial implementation of prior price increases, the Company's average selling prices in billing currencies in the fourth quarter of 2004 were 2% higher compared to the third quarter of 2004.

The Company's fourth quarter 2004 TiO2 sales volumes increased 5% from the fourth quarter of 2003, as higher sales volumes in Europe and North America more than offset the effect of lower volumes in export markets. TiO2 sales volumes for the full year 2004 increased 8% from the full year 2003. The Company's TiO2 production volumes were 2% higher for the full year 2004 as compared to 2003 (fourth quarter 2004 production volumes were slightly lower than the same quarter in 2003), with operating rates at near full capacity in all periods presented. Finished goods inventories at December 31, 2004, representing 1.7 months of average sales, were lower as compared to December 31, 2003 levels. Sales and production volumes in 2004 were both new records for Kronos for the third consecutive year.

The Company's TiO2 segment profit (see description of non-GAAP information below) for the fourth quarter of 2004 was $23.5 million compared with $32.2 million in the fourth quarter of 2003, and was $119.6 million for the full year 2004 compared with $137.4 million for the full year 2003. Segment profit comparisons were impacted by the net effects of the higher sales and production volumes, changes in average selling prices and higher raw material and maintenance costs in 2004. Segment profit comparisons were also impacted by fluctuations in foreign currency exchange rates, which increased segment profit by approximately $6 million in 2004 as compared to 2003 (the effect of currency exchange rate fluctuations was not significant for the quarter). In addition, segment profit for the full year of 2004 includes income in the second quarter of $6.3 million ($4.1 million, or $.08 per diluted share, net of income taxes) related to settlement of a contract dispute with a customer.

Interest expense to affiliates in all periods relates primarily to the Company's $200 million 9% long-term note payable to affiliates issued in December 2003, which was prepaid in November 2004.

Other interest expense increased due principally to relative changes in foreign currency exchange rates, which increased the U.S. dollar equivalent of interest expense in the fourth quarter and the full year 2004 on the Company's (euro)285 million Senior Secured Notes issued in June 2002 by approximately $600,000 and $2.9 million, respectively, as compared to the year-ago periods. In addition, the Company issued an additional (euro)90 million principal amount of Senior Secured Notes in November 2004, resulting in an additional $1 million in interest expense in both the fourth quarter of 2004 and the full year 2004.

The Company's income tax benefit for 2004 includes a second quarter $268.6 million tax benefit ($5.49 per diluted share) related to the reversal of a deferred income tax asset valuation allowance attributable to the Company's income tax attributes in Germany (principally net operating loss carryforwards). The reversal of the German valuation allowance reflects the Company's revised estimate of its ability to utilize its German net operating loss carryforwards in the future under the "more-likely-than-not" recognition criteria. During the fourth quarter of 2004, the Company determined that it should have recognized an additional $17.3 million net deferred income tax benefit during the second quarter of 2004, primarily related to the amount of the German valuation allowance which should have been reversed. While this additional tax benefit is not material to the Company's second quarter 2004 results, the quarterly results of operations for 2004, as presented herein, reflect this additional tax benefit.

In the second quarter of 2003, the Company recognized a $24.6 million income tax benefit ($.50 per diluted share) related to the previously reported favorable German court ruling concerning its claim for refund suit.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to:

o        Future supply and demand for the Company's products,
o        The cyclicality of certain of the Company's businesses,
o        Customer inventory levels,
o        Changes in raw material and other operating costs,
o        The possibility of labor disruptions,
o        General global economic and political conditions,
o        Competitive products and substitute products,
o        Customer and competitor strategies,
o        The impact of pricing and production decisions,
o        Competitive technology positions,
o        Fluctuations in currency exchange rates,
o        Operating interruptions,
o        The ability of the Company to renew or refinance credit facilities,
o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
o        Government laws and regulations and possible changes therein,
o        The ultimate resolution of pending litigation, and
o        Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecast or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

o The Company discloses percentage changes in its average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of relative changes in average TiO2 selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average TiO2 selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

o The Company discloses segment profit, which is used by the Company's management to assess the performance of the Company's TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance. The Company defines segment profit as income before income taxes, interest expense and certain general corporate items. Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company's TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

                             KRONOS WORLDWIDE, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (In millions, except per share and metric ton data)
                                   (Unaudited)


                                                                  Three months ended             Year ended
                                                                     December 31,               December 31,
                                                               -----------------------------------------------------
                                                               -----------------------------------------------------
                                                                   2003        2004          2003         2004
                                                               -----------------------------------------------------
                                                               -----------------------------------------------------

Net sales                                                       $    245.7  $   283.5      $ 1,008.2   $ 1,128.6
Cost of sales                                                        175.8      217.2          739.2       866.3
                                                               ----------- ----------    -----------  ----------

     Gross margin                                                     69.9       66.3          269.0        262.3

Selling, general and administrative expense                           34.3       39.4          124.4        145.4
Other operating income (expense):
   Currency transactions, net                                         (3.4)      (3.1)          (7.7)       (3.9)
   Contract dispute settlement                                         -          -              -           6.3
   Other expense                                                       (.2)       (.8)           (.2)        (.8)
   Corporate expense                                                  (1.5)      (1.6)          (4.2)       (3.5)
                                                                ---------- ----------    -----------  ----------

     Income from operations                                           30.5       21.4          132.5       115.0

Other income (expense):
   Trade interest income                                                .2         .5             .7         1.1
   Interest income from affiliates                                     -          -               .7           -
   Other interest income                                               -           .3             .2         1.0
   Interest expense to affiliates                                     (1.2)      (1.7)          (1.8)      (15.2)
                                                                      (8.3)     (10.9)         (33.0)      (37.4)
                                                                ----------- ---------    -----------  ----------

     Income before income taxes and minority interest                 21.2        9.6           99.3        64.5

Income tax expense (benefit)                                           8.1        (.6)          11.7      (250.4)
Minority interest in after-tax earnings                                -          -               .1        -
                                                                ---------- ------------- ------------  ---------

     Net income                                                $      13.1 $      10.2   $      87.5   $   314.9
                                                               =========== ===========   ===========   =========

Basic and diluted net income per share                         $       .27 $        .21  $      1.79   $    6.43
                                                               =========== ============  ===========   ==========


Basic and diluted weighted-average
shares used in the calculation of net
income per share                                                      48.9       48.9           48.9        48.9

TiO2 data - metric tons in thousands:
   Sales volumes                                                     111.7      117.7          462.0       500.3
   Production volumes                                                121.9      121.5          476.1       484.4

                             KRONOS WORLDWIDE, INC.

                       RECONCILIATION OF SEGMENT PROFIT TO
                             INCOME FROM OPERATIONS
                                  (In millions)
                                   (Unaudited)


                                                                  Three months ended             Year ended
                                                                     December 31,               December 31,
                                                               -----------------------------------------------------
                                                               -----------------------------------------------------
                                                                   2003        2004          2003         2004
                                                               -----------------------------------------------------
                                                               -----------------------------------------------------

Segment profit                                                  $     32.2  $    23.5     $   137.4    $  119.6

Adjustments:
   Trade interest income                                              (.2)       (.5)          (.7)        (1.1)
   Corporate expense                                                 (1.5)      (1.6)         (4.2)        (3.5)
                                                               ----------- ---------    -----------    --------

Income from operations                                          $     30.5  $    21.4     $   132.5    $  115.0
                                                                ==========  =========     =========     ========



                     RECONCILIATION OF PERCENTAGE CHANGE IN
                           AVERAGE TiO2 SELLING PRICES
                                   (Unaudited)


                                                                  Three months ended               Year ended
                                                                     December 31,                 December 31,
                                                                    2004 vs. 2003                 2004 vs. 2003
                                                                   ----------------            ----------------

Percentage change in average selling prices:
    Using actual foreign currency exchange rates                             +8%                         +4%
    Impact of changes in foreign currency exchange rates                     -5%                         -6%
                                                                        --------                    --------
    In billing currencies                                                    +3%                         -2%
                                                                         =======                    ========